                                                                      EXHIBIT 23


                         Independent Auditors' Consent


The Board of Directors
Allied Capital Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-45525, No. 333-13584 and No. 333-101849) on Form S-8 of Allied Capital
Corporation of our report dated February 11, 2003, with respect to the consolidated balance sheet of Allied Capital Corporation and subsidiaries, including the consolidated statement of investments, as of December 31, 2002, and the related consolidated statements of operations, changes in net assets and cash flows, and the financial highlights (included in Note 15), for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Allied Capital Corporation.

Our report refers to our audit of the revisions that were applied to the 2001 and 2000 consolidated financial statements, as more fully described in Notes 2 and 14 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such revisions.


/s/ KPMG LLP

Washington, D.C.
March 28, 2003